CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to
Registration Statement No. 333-114495 on Form N-1A of our report dated
October 16, 2006, relating to the financial statements of Oppenheimer
Principal Protected Main Street Fund III appearing in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Financial Highlights"
in the Prospectus and "Independent Registered Public Accounting Firm"
and "Financial Statements" in the Statement of Additional Information,
which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE &TOUCHE LLP
Denver, Colorado
December 1, 2006